Exhibit 23.1

Mayer Hoffman McCann P.C. An Independent CPA Firm 10616 Scripps Summit Court San Diego, California 92131 858-795-2000 ph 858-795-2001 fx www.mhm-pc.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1 of our report dated February 28, 2014, with respect to the financial statements of Ignyta, Inc., appearing in the Annual Report on Form 10-K of Ignyta, Inc. for the years ended December 31, 2013 and 2012 and for the period from August 29, 2011 (Inception) through December 31, 2013, and to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

June 16, 2014